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                                  EXHIBIT 11

               Statement Re:  Computation of Earnings Per Share
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                                                  Three Months Ended               Six Months Ended
                                                  ------------------               ----------------
                                               June 25,         June 27,         June 25,         June 27,
                                                 2000             1999             2000             1999
                                           --------------    -------------    -------------    -------------
(In thousands, except per share amounts)

Weighted average shares outstanding -
  Basic                                             4,812            5,814            5,051            5,797

Shares issuable upon the exercise of
  Outstanding stock options and warrants                -              228               11              222
                                           --------------    -------------    -------------    -------------

Weighted average shares outstanding -
  Diluted                                           4,812            6,042            5,062            6,019
                                           ==============    =============    =============    =============

Income before cumulative effect of
Change in accounting principle                     $1,092           $1,620           $2,298           $3,095

Cumulative effect of change in
 Accounting principle, net of taxes                     -                -                -             (181)
                                           --------------    -------------    -------------    -------------


Net income                                         $1,092           $1,620           $2,298           $2,914
                                           ==============    =============    =============    =============

Basic earnings per share:
     Income before cumulative effect of
     change in accounting principle                $ 0.23           $ 0.28           $ 0.45           $ 0.53

     Cumulative effect of accounting
         change, net of taxes                           -                -                -            (0.03)
                                           --------------    -------------    -------------    -------------


     Net income per share - Basic                  $ 0.23           $ 0.28           $ 0.45           $ 0.50
                                           ==============    =============    =============    =============

Diluted earnings per share:
     Income before cumulative effect of
     change in accounting principle                $ 0.23           $ 0.27           $ 0.45           $ 0.51

     Cumulative effect of accounting
         change, net of taxes                           -                -                -            (0.03)
                                           --------------    -------------    -------------    -------------


     Net income per share - Diluted                $ 0.23           $ 0.27           $ 0.45           $ 0.48
                                           ==============    =============    =============    =============
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